Exhibit 99.1

Contact: Rick Berry Chief Financial Officer 600 Travis Street, Suite 5800 Houston, Texas 77002 713.993.4614

Sanders Morris Harris Morris Harris Group Reports Third Quarter Income
from Continuing Operations of $0.04 Per Share; To Sell $7.5 Million of Shares to
Fletcher International, Ltd. for $7.00 Per Share

HOUSTON, November 9, 2009 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today reported third quarter income from continuing operations of $1.2 million, or $0.04 per share. In the prior year, the quarter’s results were a loss of $870,000, or $0.03 per share, from continuing operations excluding the sale of the Company’s interests in Salient Partners and its Endowment Fund subsidiaries.

The Company also announced that it has agreed to sell $7.5 million of its common stock to Fletcher International, Ltd., an affiliate of private investment firm Fletcher Asset Management Inc. for $7.00 per share. Fletcher will also receive a 10-year warrant to purchase up to $7.5 million worth of shares at $5.75 per share. The transaction is expected to close by November 16, 2009, subject to customary closing conditions.

Client assets increased 11% from $9.5 billion on June 30, 2009 to $10.6 billion at the end of the third quarter. The Company’s Wealth Management division earned $6.1 million pretax in the period.

“Helped by strong marketing results and a recovering stock market, our operating businesses’ results continued to improve. We had net client new money inflows of approximately $174 million and also saw our client assets increase by nearly 10% due to market appreciation,” said George L. Ball, Chairman and Chief Executive Officer of Sanders Morris Harris Group. “The expansion of Edelman Financial Services by opening offices beyond the Washington, D.C. area is underway and proceeding as anticipated,” he added. “It is a major opportunity for us.”

The third quarter 2009 results from continuing operations include an after-tax loss of $413,000 related to the Company’s Capital Markets business. That business is being sold to a new broker-dealer being formed by the management of the business in a transaction which has been executed and awaits formal FINRA approval. If the sale had been completed in the just-ended quarter, earnings would have been $0.06 per share.

The Company lost $8.4 million, or $0.31 per share, from continuing operations during the nine months ended September 30, 2009, compared to income of $33.9, or $1.27 per share, during the first nine months of 2008. The 2009 results reflect a $9.7 million after tax goodwill and other intangible assets impairment charge. The 2008 results include after tax investment gains of $28.0 million. Revenue was $144.1 million during the 2009 period, compared to $138.8 million during the prior year period.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities and the shares of the Company's common stock issuable upon exercise of the securities have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Conference Call

The Company will host a conference call on Monday, November 9th to discuss third quarter 2009 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (800) 446-1671 or International dial-in number (847) 413-3362 and enter pass code 25765168. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 10 days by dialing (888) 843-8996 (U.S.), (630) 652-3044 (International) and entering the pass code 25765168.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a wealth management company that manages approximately $10.6 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. Its corporate philosophy of investment in common aligns its interests with those of its clients.  Sanders Morris Harris has more than 600 employees in 21 states. Additional information is available at www.smhgroup.com.

About Fletcher International, Ltd.

For more than 18 years, investments from Fletcher International, Ltd. and its affiliates, structured by Fletcher Asset Management, Inc., have supported dynamic and responsible management teams leading more than 50,000 people at dozens of companies. Additional information is available at www.fletcher.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company's services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

* * *

Selected Condensed Operating Information (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$47,860	$46,014	$144,134	$138,813
Expenses	46,249	43,214	156,181	123,257
Net	1,611	2,800	(12,047)	15,556
Equity in income of limited partnerships	1,772	43,285	2,760	46,556
Income (loss) from continuing operations before income taxes	3,383	46,085	(9,287)	62,112
(Provision) benefit for income taxes	(856)	(17,829)	4,335	(21,152)
Income (loss) from continuing operations, net of income taxes	2,527	28,256	(4,952)	40,960
Loss from discontinued operations, net of tax of $238, $94, $1,362 and $563, respectively	(355)	(238)	(2,043)	(904)
Net income (loss)	2,172	28,018	(6,995)	40,056
Less: Net (income) loss attributable to the noncontrolling interest	(1,329)	942	(3,473)	(7,011)
Net income (loss) attributable to Sanders Morris Harris Group Inc.	$843	$28,960	$(10,468)	33,045

Basic income (loss) per common share:
Continuing operations	$0.04	$1.04	$(0.31)	$1.28
Discontinued operations	(0.01)	(0.01)	(0.07)	(0.04)
Net income (loss)	$0.03	$1.03	$(0.38)	$1.24

Diluted income (loss) per common share:
Continuing operations	$0.04	$1.04	$(0.31)	$1.27
Discontinued operations	(0.01)	(0.01)	(0.07)	(0.04)
Net income (loss)	$0.03	$1.03	$(0.38)	$1.23

Weighted average shares outstanding:
Basic	27,797	28,033	27,689	26,583
Diluted	28,497	28,192	27,689	26,764

Amounts attributable to Sanders Morris Harris Group Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$1,198	$29,198	$(8,425)	$33,949
Discontinued operations, net of tax	(355)	(238)	(2,043)	(904)
Net income (loss)	$843	$28,960	$(10,468)	$33,045

GAAP to Non-GAAP Reconciliation:
(in thousands, except per share data)
(unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2009
	Amount	Diluted EPS	Amount	Diluted EPS
Income (loss) from continuing operations, net of tax, attributable to Sanders Morris Harris Group Inc.	$1,198	$0.04	$(8,425)	$(0.31)
Addback:
Goodwill/other intangible assets impairment charge, net of tax	-	-	9,667	0.35
Investment portfolio gains, net of tax	(1,380)	(0.05)	(2,137)	(0.08)
Loss attributed to the Capital Markets business, net of tax	413	0.02	1,884	0.07
Net operating income of business to be retained	$231	$0.01	$989	$0.03

Diluted weighted average shares outstanding		28,497		27,689

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
	Amount	Diluted EPS	Amount	Diluted EPS
Income from continuing operations, net of tax, attributable to Sanders Morris Harris Group Inc.	$29,198	$1.04	$33,949	$1.27
Addback:
Investment portfolio gains, net of tax	(25,039)	(0.90)	(27,989)	(1.05)
Loss attributed to the Capital Markets business, net of tax	1,039	0.04	3,322	0.12
Net operating income of business to be retained	$5,198	$0.18	$9,282	$0.34

Diluted weighted average shares outstanding		28,192		26,764

Balance sheet data:
Cash and cash equivalents	$24,851
Other tangible net assets	89,697
Tangible net assets	$114,548
Shareholders' equity	$210,418

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:
Wealth Management	$26,359	$26,328	$72,098	$80,137
Capital Markets:
Investment banking	2,087	3,373	6,090	8,771
Institutional brokerage	5,602	5,039	16,674	13,777
Prime brokerage services	12,566	14,116	46,929	35,300
Capital Markets Total	20,255	22,528	69,693	57,848
Corporate Support	1,246	(2,842)	2,343	828
Total	$47,860	$46,014	$144,134	$138,813

Income (loss) from continuing operations before equity in income (loss) of limited partnerships and income taxes:
Asset/Wealth Management	$7,069	$9,872	$18,669	$28,744
Capital Markets:
Investment banking	(1,165)	(1,033)	(3,706)	(3,663)
Institutional brokerage	1,002	828	2,200	1,201
Prime brokerage services	(416)	1,303	361	2,750
Capital Markets Total	(579)	1,098	(1,145)	288
Corporate Support	(4,879)	(8,170)	(29,571)	(13,476)
Total	$1,611	$2,800	$(12,047)	$15,556

Equity in income (loss) of limited partnerships:
Wealth Management	$356	$46,820	$(799)	$52,197
Capital Markets:	-	-	-	-
Investment banking	-	-	-	-
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Capital Markets Total	-	-	-	-
Corporate Support	1,416	(3,535)	3,559	(5,641)
Total	$1,772	$43,285	$2,760	$46,556

Income (loss) from continuing operations before income taxes:
Wealth Management	$7,425	$56,692	$17,870	$80,941
Capital Markets:
Investment banking	(1,165)	(1,033)	(3,706)	(3,663)
Institutional brokerage	1,002	828	2,200	1,201
Prime brokerage services	(416)	1,303	361	2,750
Capital Markets Total	(579)	1,098	(1,145)	288
Corporate Support	(3,463)	(11,705)	(26,012)	(19,117)
Total	$3,383	$46,085	$(9,287)	$62,112

Net (income) loss attributable to the noncontrolling interest in consolidated companies:
Wealth Management	$(1,329)	$942	$(3,473)	$(7,011)
Capital Markets:
Investment banking	-	-	-	-
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Capital Markets Total	-	-	-	-
Corporate Support	-	-	-	-
Total	$(1,329)	$942	$(3,473)	$(7,011)